EXHIBIT 16.1

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01(a) of the Shuffle Master, Inc. Form 8-K dated March 17, 2010, and have the following comments:

1.	We agree with the statements made in the first, third, fourth and fifth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the second, sixth, and seventh paragraphs.

Yours truly,

/s/ Deloitte & Touche LLP

Las Vegas, Nevada
March 23, 2010